Exhibit 7

BURTECH LP LLC

PROMISSORY NOTE DUE FEBRUARY 20, 2025

This promissory note agreement (the “Agreement”) is entered into as of this 2nd day of January 2025, by and between Bess Ventures and Advisory, LLC (the “Lender”), with an address at 1928 Sunset Harbour Drive, Miami Beach, FL 33139 and Burtech LP LLC (“Borrower”) with notice address at 5601 Arbor Lane, Coral Gables, FL 33156, each, a “Party”, and collectively the “Parties”.

WHEREAS, the Lender, an existing shareholder and noteholder of Blaize, Inc., a Delaware corporation (“Blaize”), has previously made a bridge loan of $13,000,000 to the Borrower, pursuant to a Promissory Note dated January 19, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified time to time, the “First Loan Agreement”) and Borrower used the proceeds therefrom to purchase certain senior secured convertible notes pursuant to that certain Note Purchase Agreement, dated as of July 3, 2023, by and among the Company and the lenders party thereto from time to time;

WHEREAS, Borrower defaulted under the First Loan Agreement, and Borrower and Lender entered into that certain Forbearance Agreement, dated September 16, 2024, pursuant to which Lender agreed to forbear on the First Loan Agreement on the terms and conditions therein;

WHEREAS, it is a condition of the consummation of the transactions contemplated in that certain Agreement and Plan of Merger, by and among, Burtech Acquisition Corp. (NASDAQ:BRKH), a publicly traded special purpose acquisition company (the “SPAC”), Burtech Merger Sub Inc., the Blaize and Burkhan Capital LLC, dated as of December 22, 2023 (the “Merger Agreement”), that Borrower invest additional funds in Blaize;

WHEREAS, the Lender, has agreed to loan an additional $12,000,000 to the Borrower, as a bridge loan (the “Loan”), in accordance with the wire instructions set forth on Exhibit A, to be used, together with cash on hand, to make such investment; and

WHEREAS, as consideration for the extension of forbearance with respect to the First Loan Agreement and the extensions of credit hereunder, Burkhan LLC, a Delaware limited liability company and affiliate of Borrower (“Burkhan”), has entered into that certain Guaranty, Pledge and Repayment Agreement (the “Pledge Agreement”) pursuant to which Burkhan has granted security over shares of Class A common stock, par value $0.0001 per share, of the SPAC (“Sponsor Shares”), to secure the obligations with respect to the First Loan Agreement and the obligations under the Loan Documents (as defined below).

NOW, THEREFORE, the Lender hereby agrees to lend to the Borrower and the Borrower hereby agrees to borrow from the Lender the Loan (as defined below) in accordance with the terms and conditions hereof.

Definition of certain terms:

“Loan Documents” means this Agreement, the Security Agreement, the Pledge Agreement and all other documents, agreements (including any joinder agreements) and instruments hereafter delivered to the Lender granting, perfecting or reaffirming a security interest on any property of any Person to secure the Obligations of the Borrower arising under any Loan Document.

“Maturity Date” means February 20, 2025.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities (including the obligation to transfer the Advisory Shares) owed to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs or expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel) to the Lender that are required to be paid pursuant to any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and between the Borrower and the Lender.

1. Promise to Pay. For value received from the Lender, the Borrower promises to pay to the Lender the unpaid principal amount on or before the Maturity Date. Pursuant to the Security Agreement and the Pledge Agreement, the Loan and the other Obligations hereunder are secured by the Collateral (as defined in the Security Agreement and the Pledge Agreement).

2. No Interest. Except as set forth in Section 4 below, the Loan shall not accrue interest.

3. Mandatory Early Repayment of Note Principal. The Borrower shall be entitled to repay the Loan in whole or in part prior to the Maturity Date without any penalties. Upon the receipt of proceeds from any sale of Sponsor Shares by Borrower or Burkhan, Borrower shall cause such proceeds to be promptly (and in any event, within two (2) Business Days following the receipt thereof) turned over to Lender to be applied to repay the Obligations.

4. Default Interest. During the continuance of any Event of Default, a fee of $15,000 per day shall accrue until the Obligations are paid in full.

5. Representations. The Borrower hereby represents and warrants:

a)	The Borrower is duly organized and validly existing under the laws of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

b)	Neither the execution and delivery of this Agreement by the Borrower, nor the consummation or performance by it of any of the transactions contemplated hereby, will with or without notice or lapse of time, (i) violate any of its organizational documents, (ii) violate any law rule, regulation, order or decree of any governmental authority, court, or arbitrator, or (iii) constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which the Borrower is a party or by which its assets are bound.

c)	No consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.

d)	This Agreement constitutes, and each other Loan Document constitutes, or upon execution will constitute, a legal, valid and binding obligation of the Borrower that is a party thereto, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

e)	The Advisory Shares have been duly authorized and, when delivered, will be validly issued, fully paid and nonassessable.

f)	The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

6. Affirmative Covenants. Until the payment in full of the Obligations, the Borrower shall:

a)	(i) maintain its existence and qualify and remain qualified to conduct business as currently conducted; and (ii) maintain all approvals necessary for the Loan Documents to which it is a party and the transactions contemplated therein;

b)	comply in all material respects with all applicable laws, rules, regulations, orders, or decrees of any governmental authority, court, or arbitrator;

c)	notify the Lender of the occurrence of any of the following: (i) once per week, receipt of any proceeds from the sale of any Sponsor Shares, where such notification may be provided through email or text message; (ii) within 3 business days, an Event of Default, (iii) within 3 business days, any event of which the Borrower is or becomes aware that, upon the giving of notice or lapse of time, or both, would constitute an Event of Default under any of the Loan Documents (a “Default”), and (iv) promptly, any other development in the business or affairs of the Borrower that has a material adverse effect on Borrower or its business or assets or the ability of the Borrower to perform its obligations under any Loan Document;

d)	(i) within 3 business days, provide to the Lender such additional business, financial, corporate affairs, and other information as the Lender may from time to time reasonably request and (ii) execute and deliver to Lender, upon request, such documents and do such acts and things as Lender may from time to time reasonably request to provide for, perfect, or protect Lender’s Lien on the Collateral and otherwise to carry out the purposes, terms, or conditions of the Loan Documents; and

e)	(i) within five (5) business days following the Effective Date, deliver an original stock power, executed in blank with respect to the Sponsor Shares constituting Collateral and (ii) use best efforts to deliver, as soon as practicable following the Effective Date, either (x) original stock certificates representing the Sponsor Shares constituting Collateral or (y) a control agreement in a form reasonably satisfactory to Lender executed by any applicable securities intermediary holding the Sponsor Shares constituting Collateral.

7. Negative Covenants. Until the payment in full of the Obligations, the Borrower shall not:

a)	create, issue, incur, assume, become liable in respect of (including any guarantee of) or suffer to exist any indebtedness other than the Obligations or the “Obligations” as defined in the First Loan Agreement (the “First Loan Obligations”); provided that, for the avoidance of doubt, indebtedness shall not include trade and other payables (so long as they are not more than 180 days past due), accrued expenses and liabilities arising in the ordinary course of business;

b)	create, incur, assume or suffer to exist any lien, security interest or other encumbrance (“Liens”) upon any of its property, whether now owned or hereafter acquired, other than (i) Liens securing the Obligations and Liens securing the First Loan Obligations, (ii) bankers’ Liens, rights of set off and similar Liens in favor of banks or other depository institutions, (iii) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained in accordance with GAAP), (iv) possessory Liens arising by operation of law and securing trade and other payables incurred in the ordinary course (so long as they are not more than 45 days past due) or (v) to the extent constituting Liens, any interest or title of a lessor or licensor under any lease, license, sublease or sublicense entered into by the Borrower in the ordinary course of its business and covering only the assets so leased or licensed;

c)	make any advance, loan, capital contribution, deposit or other investment (including the acquisition of any equity interests) in any other Person, other than pursuant to the Note Purchase Agreement;

d)	directly or indirectly: (i) purchase or redeem any of its equity; or (ii) declare or pay or set aside funds for the payment of any distributions, whether in cash or property;

e)	sell, transfer, lease, assign or otherwise dispose of any of the Collateral or waive settlement, release, recover on or surrender any contract, tort or other claims with respect thereto except with the prior written consent of the Lender;

f)	consummate any transaction or series of transactions which would result in a change of control; liquidate or dissolve; sell, transfer, lease, assign or otherwise dispose of all or substantially all of its assets; or

g)	make any material change to the scope or nature of its business as conducted on the date hereof.

8. Advisory fee. In addition to the repayment of Loan, the Borrower shall transfer to and register in the name of the Lender or Lender’s nominees 500,000 Sponsor Shares (such Sponsor Shares, collectively, the “Advisory Shares”). The Lender hereby acknowledges and agrees that the Advisory Shares are subject to transfer restrictions set forth in a lock-up agreement entered into in connection with the initial public offering of the SPAC (the “Lock-up Restrictions”). The Borrower shall use its commercially reasonable efforts to seek release of the Advisory Shares from the Lock-up Restrictions and transfer the Advisory Shares to the Lender upon closing of an initial business combination by the SPAC; provided, however, in the event that the Advisory Shares cannot be released from the Lock-up Restrictions, the Advisor Shares shall be transferred following the expiration of the Lock-up Restrictions. The Borrower shall use its commercially reasonable efforts to include the Lender or Lender’s nominees as a signatory to the Registration Rights Agreement (as defined in the Merger Agreement) or any other similar arrangement entered into in connection with a business combination including the SPAC providing registration rights with respect to the Advisory Shares at least as favorable to those provided to the Borrower and its affiliates with respect to the Sponsor Shares.

9. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

a)	The Borrower shall have failed to pay to Lender any amounts when due, whether at stated payment date, by prepayment, by acceleration, or otherwise;

b)	The Borrower shall have defaulted or failed to comply with the due observance or performance of any of its obligations (other than the obligations described in clauses (a) above) contained in this Agreement, or in any of the other Loan Documents, as the case may be, and such default remains uncured for fifteen (15) days from the earlier of the date (i) of delivery of written notice thereof from Lender or (ii) that the Borrower has knowledge of such breach;

c)	Any representation or warranty of the Borrower made in this Agreement or any other Loan Document shall be found to have been incorrect, false or misleading in any material respect as of the date it was made;

d)	This Agreement or any other of the Loan Documents (or any component thereof relating to payment obligations, enforcement rights, or other material rights or other material obligations) is or shall have been held, by a court of competent jurisdiction to be invalid, illegal, or unenforceable, and such holding has not been reversed or stayed within a period of thirty (30) days thereafter;

e)	The Borrower shall (a) apply for, consent to, or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

f)	The Borrower shall claim in writing to Lender any provision of any Loan Document shall, for any reason, cease to be valid and binding on Borrower, or the Borrower challenges the validity of or its liability under any Loan Document; or

g)	The occurrence of any event or circumstances which has a material adverse effect on the business, assets, operations or financial condition of the Borrower or which impairs the ability of the Borrower to perform its obligations under any Loan Document.

10. Rights and Remedies. When an Event of Default occurs and for so long as such Event of Default is continuing, the Lender may in its discretion do any one or more of the following from time to time: (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence presentment, demand, protest, or notice of any kind, all of which are hereby waived by the Borrower to the fullest extent permitted by applicable law (but if an Event of Default described in Section 9(e) of this Agreement occurs, all Obligations are automatically and immediately due and payable without any action by Lender) and (b) exercise any other rights and remedies available to Lender under the Loan Documents or at law or equity, including the rights and remedies of a secured party under the UCC (including the right to take possession and dispose of the Collateral pursuant to the terms thereof). At any time during an Event of Default, Lender is authorized, to the fullest extent permitted by applicable law, to set off and apply any and all deposits at any time held and other obligations at any time owing by the Lender to or for the credit of the account of the Borrower against the Obligations, whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of offset) that Lender may have. To the extent permitted by applicable law, Borrower waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations, in full and the fees and disbursements of any attorneys employed by Lender to collect such deficiency.

11. Expenses. The Borrower agrees to pay immediately upon demand (a) all fees (including without limitation, all reasonable and documented legal fees and expenses), costs, and other expenses of the Lender incurred in connection with collection of the Obligations, the maintenance or preservation of the security interest in the Collateral, the sale, disposition, or other realization on the Collateral, or the enforcement of the Lender’s rights hereunder or under any other Loan Document, (b) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any governmental authority in respect of this Agreement or any of the other Loan Documents, (c) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document, and (d) all fees (including without limitation, all reasonable and documented legal fees and expenses), costs, and other expenses of Lender incurred in connection with the prosecution or defense of any action in any way related to this Agreement or any other Loan Document, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any insolvency proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Lender or any other person or entity) relating to Borrower or any other person or entity; provided, that unless an Event of Default occurs, such legal fees shall be capped at $20,000 (Twenty Thousand US Dollars).

12. Indemnification. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE OF LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (THE “INDEMNITEES”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED ATTORNEYS’ FEES) (“DAMAGES”) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH DAMAGES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) RESULT FROM A CLAIM BROUGHT BY BORROWER AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S FUNDING OBLIGATIONS OF THE PRINCIPAL HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF BORROWER HAS OBTAINED A FINAL AND NON APPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (Z) DISPUTES BETWEEN AND AMONG INDEMNITEES THAT DO NOT INVOLVE AN ACT OR OMISSION BY THE BORROWER OR ITS AFFILIATES.

13. Notices. All notices under this Agreement must be furnished in writing. The notices may be given by (a) personal delivery, (b) certified mail, return receipt requested, or (c) email with acknowledgement of receipt. Notices shall be addressed to the other Party at the address provided hereunder, or, if the notice is to a Lender to whom this Agreement was transferred, the address stated in the notice to the Borrower of such transfer. Either Party shall notify the other of a change of address.

14. Language. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

15. Assignment. The Borrower may not assign, transfer or delegate all or any portion of this Agreement, without the prior written consent of the Lender. The Lender may transfer all or any part of this Agreement with written notice to the Borrower of the transfer, including the name, address of the transferee and the amount of the Loan transferred. The Borrower may treat the Lender as the owner of this Agreement until it receives written notice of a transfer of all or part of this Agreement to another Lender. The term “Lender” shall mean the original Lender and anyone else to whom this Agreement is transferred.

16. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one document. Both Parties agree herein that signatures submitted by facsimile or e-mail shall have the same binding effect as if they were original signatures.

18. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements or undertakings, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

18. Governing law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, without giving effect to the principles of conflicts of laws which would give rise to the application of the domestic substantive law of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts sitting in New York, New York for any action, suit or proceeding arising out of or related hereto. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each Party hereby knowingly, voluntarily and intentionally waives any right (to the fullest extent permitted by applicable law) to a trial by jury of any dispute arising out of, under or relating to, this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

Date: January 2, 2025

BORROWER

BURTECH LP LLC

Signature:	/s/ Shahal Khan
Name:	Shahal Khan
Title:	Managing Member

LENDER

BESS VENTURES AND ADVISORY, LLC

Signature:	/s/ Lane Bess
Name:	Lane Bess
Title:	Owner-Manager

EXHIBIT A WIRING INSTRUCTIONS

Bank Name:

****

Beneficiary Name:

****

Incoming Wires:

SWIFT: ****

Routing: ****

Account: ****

ACH Payments:

Routing: ****

Account: ****